Exhibit 4(c)

                              CAPITAL BRANDS, INC.
                        1225 BROKEN SOUND PARKWAY, N.W.
                                    SUITE A
                              BOCA RATON, FL 33481


                                  May 30, 1996

Mr. Todd Roberti
1 Loveys Drive
Florhem Park, New Jersey 07932

Dear Mr. Roberti:

     This letter shall serve to memorialize a understanding dated January 12, 1996 between Compscript, Inc., the Company's majority owned subsidiary and Todd Roberti pursuant to which Mr. Roberti undertook and consulted with Compscript, primarily in connection with the share exchange between Compscript and the Company.

     In connection with such services, Mr. Roberti is entitled to receive options to purchase an aggregate of 150,000 shares of common stock of the Company at an exercise price of $3.00 per share (such amounts have been adjusted for the 1 for 8 reverse stock split). Such options to be exercisable until January 12, 1999.

     If this accurately sets forth the agreement between the parties, please indicate your acceptance by signing in the space provided below and returning a copy to the undersigned.

                                          Very truly yours,

                                          CAPITAL BRANDS, INC.

                                          By: /s/ BRIAN A. KAHAN
                                             -----------------------------------
                                             Brian A. Kahan, Chief Executive
                                               Officer

ACCEPTED AND AGREED TO
THIS 6TH DAY OF JUNE, 1996.

By: /s/ TODD ROBERTI
   -----------------------------------
   Todd Roberti